Exhibit 99.1

For Immediate Release

AMERICA’S CAR-MART REPORTS SECOND QUARTER RESULTS

Bentonville, Arkansas (December 7, 2006) – America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced its operating results for the second fiscal quarter ended October 31, 2006.

Highlights of second quarter operating results:

•	Revenue growth of 7.6%
•	Interest income growth of 23.6%
•	Loss of $.16 per diluted share including a $.28 per diluted share charge to increase the allowance for loan losses
•	Retail unit sales decrease of 3.3%
•	Same store revenue growth of 1.4%

For the three months ended October 31, 2006, revenues increased 7.6% to $59.5 million compared with $55.3 million in the same period of the prior year. The $1.9 million loss ($.16 per diluted share) for the current quarter compares to a $2.8 million income ($.23 per diluted share) for the same period in the prior year. Excluding the effect of the non-cash increase in the allowance for loan losses ($5.3 million pre-tax charge), the Company earned profits of $1.4 million ($.12 per diluted share) during the current quarter. Retail unit sales decreased 3.3% to 6,413 vehicles in the current quarter, compared to 6,635 in the same period last year.

Highlights of six month operating results:

•	Revenue growth of 7.2%
•	Interest income growth of 25.6%
•	Earnings of $.19 per diluted share including a $.28 per diluted share charge to increase the allowance for loan losses
•	Retail unit sales decrease of 1.8%
•	Same store revenue growth of 2%

For the six months ended October 31, 2006, revenues increased 7.2% to $121.7 million, compared with $113.5 million in the same period of the prior fiscal year. Income for the first six months of FY 2006 was $2.2 million ($.19 per diluted share) compared to $7.7 million ($.64 per diluted share) for the same period in the prior year. Excluding the effect of the non-cash increase in the allowance for loan losses, the Company earned profits of $5.5 million ($.46 per diluted share) during the current quarter. Retail unit sales decreased 1.8% to 13,280 vehicles in the current period, compared to 13,520 vehicles in the same period last year.

“The Company has taken action to address our earnings shortfall and to enhance our long-term per share results,” said T. J. (“Skip”) Falgout, III, Chairman and Chief Executive Officer of America’s Car Mart. “The focus of all our efforts is to increase the after-tax returns produced by the Company. In particular, we have focused on the following inter-related aspects of our business:

•
Repeat business - Repeat customers are our lifeblood, and we are committed to ensuring our customers’ satisfaction with Car-Mart. There is a significant positive correlation between the percentage of repeat business and store level profitability, in addition to lower credit losses. Our older, more established dealerships, primarily in Arkansas, have the highest percentage of repeat customers (45% +). We are devoting our resources and attention to building this base of repeat business in all of our lots. It takes several years to build repeat business at a new location. Within the last five years we have opened 35 new dealerships and, although it will take time, we are confident that these newer lots will eventually build and capitalize on their repeat relationships. We are focused on helping our customers get their vehicles paid for so that they will come back to us for their vehicle needs time and time again. We have originated a program to register with credit agencies, so we can help our customer rehabilitate his or her credit through successful car payments with us.

•
Underwriting - In an effort to help our customers succeed, we are aggressively adjusting our payment terms and underwriting practices to more closely match the economic life of the vehicle and, at the same time, maintain affordability for our customers. In order to promote repeat business, our customers need to build equity in the vehicles they buy. We are adjusting our underwriting to account for this, and to help ensure that all of our customers are being set up for success when they drive off one of our lots.

•
Collections – The collection side of our business is as important as, if not more so, than the underwriting side. We have re-directed and re-vamped our training programs for our dealership level collection staff. We will be focused on continuing collections education in an effort to improve the performance of this critically important lot-level function.

•
Purchasing - The single most important factor in the success of our customers is the mechanical dependability of the vehicle they purchase from us. We recently hired a new Purchasing Director, and are making strides in improving the quality of our vehicles. We will continue to focus significant efforts on improving the mix and quality of the vehicles we sell with emphasis on affordability.

•
Sales – We are working with our lots to improve our merchandising, promotions and sales efforts. We have also significantly increased and upgraded our advertising to improve and expand lot traffic and to attract our target customer.”

“Our primary focus is to improve the long-term profitability at the store level for our Company by employing capital appropriately,” said Mr. Falgout. “While we are confident in our long-range ability to continue opening stores, we believe that we need to allow our infrastructure time to catch up to our growth. As a result, we are curtailing our new store openings until our new initiatives have a chance to bear fruit, and we will continue to closely evaluate the results of our underperforming lots. Also, we will continue to push infrastructure upgrades to ensure we have the tools at hand to support our efforts.”

“We believe we are doing the right things to ensure the long-term profitable growth of the Company. Car-Mart has had tremendous success over our 25-year history, and we are confident that these efforts will help us achieve our goals of profitably building America’s leading buy-here, pay-here used car company,” added Mr. Falgout.

The Company expects to be profitable for the remainder of its fiscal year which ends on April 30, 2007.  However, the Company will not provide earnings guidance for the remainder of fiscal 2007 due to the preliminary nature of the operational initiatives underway. The Company’s primary goal is to maximize long-term per share results, and management has determined that issuing guidance at this point is inconsistent with this goal.

The Company has received a waiver from its lenders for the violation of a covenant under its revolving credit facilities. The violation related to exceeding certain thresholds for account losses and past due amounts.

Conference Call

Management will be holding a conference call on Thursday, December 7, 2006 at 11:00 a.m. Eastern time to discuss second quarter results. To participate, please dial (800) 309-9490. International callers dial (706) 634-0104. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for seven days and can be accessed by calling: (800) 642-1687 (U.S. Callers) or (706) 645-9291 (International Callers), conference ID 1814070.

About America’s Car-Mart

America’s Car-Mart operates 90 automotive dealerships in nine states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected revenues and earnings per share amounts. Such forward-looking statements are based upon management’s current knowledge and assumptions. There are many factors that affect management’s view about future revenues and earnings. These factors involve risks and uncertainties that could cause actual results to differ materially from management’s present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, operational initiatives underway and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

Contacts:  T. J. (“Skip”) Falgout, III, CEO at (972) 717-3423
Jeffrey A. Williams, CFO at (479) 464-9944
or
J. Todd Atenhan, Investor Relations at (888) 917-5109

America’s Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2006	Three Months Ended
	October 31,		vs.	October 31,
	2006	2005	2005	2006	2005
Operating Data:
Retail units sold	6,413	6,635	(3.3)%
Average number of stores in operation	89.0	80.0	11.3
Average retail units sold per store per month	24.0	27.6	(13.0)
Average retail sales price	$7,957	$7,301	9.0
Same store revenue growth	1.4%	5.9%

Period End Data:
Stores open	90	81	11.1%
Accounts over 30 days past due	5.4%	4.1%
Finance Receivables, gross	$189,620	$167,455	13.2%

Operating Statement:
Revenues:
Sales	$53,669	$50,581	6.1%	100.0%	100.0%
Interest income	5,870	4,748	23.6	10.9	9.4
Total	59,539	55,329	7.6	110.9	109.4

Costs and expenses:
Cost of sales	31,140	28,114	10.8	58.0	55.6
Selling, general and administrative	10,446	9,610	8.7	19.5	19.0
Provision for credit losses	19,848	12,459 (a)	59.3	37.0	24.6
Interest expense	927	567	63.5	1.7	1.1
Depreciation and amortization	239	130	83.8	0.4	0.3
Total	62,600	50,880	23.0	116.6	100.6

Income before taxes	(3,061)	4,449		(5.7)	8.8

Provision for income taxes	(1,133)	1,650		(2.1)	3.3

Net income (loss)	$(1,928)	$2,799		(3.6)	5.5

Earnings (loss) per share:
Basic	$(0.16)	$0.24
Diluted	$(0.16)	$0.23

Weighted average number of shares outstanding:
Basic	11,844,101	11,855,982
Diluted	11,844,101	12,030,908

(a)	The 2006 amount includes a non-cash charge of $5,271,000 related to an increase in the allowance for credit losses to 22% from 19.2% at October 31, 2006.

America’s Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Six Months Ended		2006	Six Months Ended
	October 31,		vs.	October 31,
	2006	2005	2005	2006	2005
Operating Data:
Retail units sold	13,280	13,520	(1.8)%
Average number of stores in operation	88.0	79.5	10.7
Average retail units sold per store per month	25.2	28.4	(11.3)
Average retail sales price	$7,934	$7,390	7.4
Same store revenue growth	2.0%	8.1%

Period End Data:
Stores open	90	81	11.1%
Accounts over 30 days past due	5.4%	4.1%
Finance Receivables, gross	$189,620	$167,455	13.2%

Operating Statement:
Revenues:
Sales	$110,007	$104,177	5.6%	100.0%	100.0%
Interest income	11,723	9,331	25.6	10.7	9.0
Total	121,730	113,508	7.2	110.7	109.0

Costs and expenses:
Cost of sales	62,476	57,375	8.9	56.8	55.1
Selling, general and administrative	20,916	18,941	10.4	19.0	18.2
Provision for credit losses	32,504	23,660 (a)	37.4	29.5	22.7
Interest expense	1,829	1,045	75.0	1.7	1.0
Depreciation and amortization	470	278	69.1	0.4	0.3
Total	118,195	101,299	16.7	107.4	97.2

Income before taxes	3,535	12,209		3.2	11.7

Provision for income taxes	1,308	4,522		1.2	4.3

Net income	$2,227	$7,687		2.0	7.4

Earnings per share:
Basic	$0.19	$0.65
Diluted	$0.19	$0.64

Weighted average number of shares outstanding:
Basic	11,847,449	11,850,609
Diluted	11,969,592	12,035,926

(a) The 2006 amount includes a non-cash charge of $5,271,000 related to an increase in the allowance for credit losses to 22% from 19.2% at October 31, 2006.

America’s Car-Mart, Inc.
Consolidated Balance Sheet and Other Data

	October 31,	April 30,
	2006	2006

Cash and cash equivalents	$37,851	$254,824
Finance receivables, net	$147,511,910	$149,379,024
Total assets	$180,983,436	$177,613,203
Total debt	$48,933,554	$43,588,443
Stockholders’ equity	$121,778,214	$119,251,431
Shares outstanding	11,852,875	11,848,024

Finance receivables:
Principal balance	$189,620,212		$185,243,207
Allowance for credit losses	(42,108,302)		(35,864,183)

Finance receivables, net	$147,511,910		$149,379,024

Allowance as % of principal balance	22.21	%(a)	19.36	%(a)

(a)	Represents the weighted average for Finance Receivables generated by the Company (at 22.0% and 19.2%) and purchased Finance Receivables.

Changes in allowance for credit losses:

	Six Months
	Ended October 31,
	2006	2005
Balance at beginning of period	$35,864,183	$29,251,244
Provision for credit losses	32,503,516	23,660,177
Charge-offs, net of collateral recovered	(26,402,844)	(20,761,415)
Allowance related to purchased accounts	143,447	-

Balance at end of year	$42,108,302	$32,150,006